Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Michael Arneth or Brien Gately
(561) 478-8770, Ext. 123	(847) 296-4200

HearUSA REPORTS FIRST QUARTER 2005 RESULTS

•	Revenues Increase 18.5 Percent to $20.1 Million
•	Company Reports Operating Income of $919,500
•	Net Loss Narrows to $445,000 or $0.01 per share

WEST PALM BEACH, Fla., May 9, 2005—HearUSA, Inc. (AMEX: EAR) today announced revenues in the first quarter of fiscal 2005 which ended April 2 were $20.1 million, an increase of 18.5 percent over revenues of $16.9 million reported in the same period a year ago. Income from operations in the first quarter rose to $919,496 as compared with an operating loss of $268,735 in the first quarter last year. The company reported a net loss in the first quarter of $445,000, or one cent per share, compared with a net loss of $1.6 million, or five cents per share, in the first quarter last year.

The net loss for the first quarter included a non-cash charge for debt discount amortization of approximately $568,000 from the 2003 financing as compared with a charge of $532,000 for the same item in the first quarter of last year. The first quarter 2005 results were favorably impacted by one extra week of revenue, which amounted to approximately $1.4 million. Additional fixed expenses associated with this extra week were approximately $794,000.

“Our performance improved significantly this quarter as compared to the 2004 first quarter,” said HearUSA president and chief executive officer Stephen J. Hansbrough. “Although the additional week in the quarter this year was a factor, we also benefited from a combination of increased unit sales and a higher average selling price as more patients opted for high end technology hearing aids,” concluded Hansbrough.

Operating expenses, although higher in the first quarter of 2005 as compared with the same period in 2004, generally increased at a slower rate than revenues for the corresponding periods. This was due in part to the company-wide program to control costs initiated in mid-2004, which is continuing to yield benefits. Center operating expenses rose by 8.4 percent to $9.9 million in the first quarter of this year from $9.1 million in the year ago period. Approximately 72 percent of the increase is the result of the additional week included in the 2005 first quarter, with the balance of the increase due to commissions related to increased sales.

General and administrative expenses grew by 20.7 percent in the quarter as compared with the year ago period. A significant portion of the increase was due to the additional week. The balance was attributable to a combination of salary increases, additional employees, and higher professional services fees.

The balance sheet as of the end of the first quarter reflected further strengthening of the Company’s financial condition. Cash, cash equivalents and restricted cash stood at $4.1 million, up $1.0 million from $3.1 million at the end of fiscal 2004. The working capital deficit as of the end of the first quarter declined to $3.5 million from $4.9 million at the end of fiscal 2004. Of this amount, $2.9 million is attributable to the current portion of long-term debt held by the Company’s major supplier, which the company repays through preferred pricing reductions. The Company believes the combination of its current cash and cash equivalents and operating cash flow should be sufficient to meet its cash needs for the next 12 months.

April Revenue
The Company also reported that revenue for the month of April 2005, the first month of the second quarter, was $5.6 million. This represents an increase of 16.7% over revenue of $4.8 million reported in the same month last year.

Outlook
Paul A. Brown, M.D., Chairman of the Board of HearUSA, said, “Absent the impact of the non-cash charge, which does not affect our operations or liquidity, we would have been profitable in the quarter. For fiscal year 2005, we expect to exceed revenues of $80 million and to achieve our first year of net income applicable to common shareholders. Clearly the strong results we achieved in the first quarter are an important step toward those goals. The additional contracts we signed with healthcare provider organizations late in 2004 are beginning to have an impact on our results as are the enhanced hearing care benefits that are available to many of our customers. We expect them to have an increasing impact as the year progresses.

“We also anticipate a continuation of patient preference for high-end hearing aids as the year progresses, especially with the new Siemens Acuris instruments. The recent changes in both Medicare rules and the terms of coverage by many healthcare providers allows patients better access to state-of-the-art technology” Dr. Brown added.

About HearUSA
 HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The 154 company-owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. In addition, the company has a network of approximately 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

HearUSA will hold a webcast today at 4 pm Eastern Time to allow securities analysts and shareholders the opportunity to hear management discuss the company’s First Quarter 2005 Financial results. The call is being webcast by Precision IR and can be accessed at HearUSA’s website at www.hearusa.com or investors can access the webcast at <http://www.vcall.com/EventPage.asp?ID=91737>. The conference can also be listened to by telephone by dialing (toll free) 877-407-9210 (international) 201-689-8049.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the Company’s expectation that the combination of its cash and cash equivalents and operating cash flow should be sufficient to meet its cash needs for the next 12 months; that revenues for 2005 should exceed $80 million and that 2005 should be the company’s first profitable year; that the new and expanded healthcare provider contracts signed at the end of 2004 will have an increasing impact on results as 2005 continues; and that there will be a continuation of patient preference for high-end hearing aids as the year progresses. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; successful implementation of the Company’s cost reduction program; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the 2004 fiscal year.

Tables follow...

HearUSA
Consolidated Balance Sheets

ASSETS	April 2,	December 25,
	2005	2004
	(unaudited)
Current assets
Cash and cash equivalents	$3,632,439	$2,615,379
Restricted cash and Investment securities (Note 2)	435,000	435,000
Accounts and notes receivable, less allowance for doubtful accounts of $314,631 and $373,583	5,577,348	5,876,699
Inventories	610,584	877,206
Prepaid expenses and other	1,135,557	558,921

Total current assets	11,390,928	10,363,205
Property and equipment, net	3,462,702	3,493,862
Goodwill	33,706,565	33,652,380
Intangibles assets, net	11,139,509	11,242,444
Deposits and other	538,424	549,924

	$60,238,128	$59,301,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,416,889	$6,644,600
Accrued expenses	2,250,655	2,303,601
Accrued salaries and other compensation	2,099,082	1,982,559
Current maturities of long-term debt	4,026,109	4,152,908
Dividends payable	76,631	177,996

Total current liabilities	14,869,366	15,261,664

Long-term debt	16,687,968	17,296,125
Convertible subordinated notes, net of debt discount of $4,909,447 and $5,443,879 (Note 7)	2,590,553	2,056,121

Total long-term debt and convertible subordinated notes	19,278,521	19,352,246

Commitments and contingencies	—	—

Mandatorily redeemable convertible preferred stock	4,739,486	4,709,921

Stockholders’ equity
Preferred stock (Aggregate liquidation preference $2,330,000; $1 par, 5,000,000 shares authorized)
Series H Junior Participating (0 shares outstanding)	—	—
Series J (233 shares outstanding)	233	233
1998 Convertible (0 shares outstanding)	—	—

Total preferred stock	233	233

Common stock: $.10 par; 50,000,000 shares authorized 31,587,210 and 30,060,690 shares issued	3,158,721	3,006,069
Stock subscription	(412,500)	(412,500)
Additional paid-in capital	121,777,025	120,197,937
Accumulated deficit	(102,413,520)	(101,968,452)
Accumulated other comprehensive income	1,725,937	1,639,838
Treasury stock, at cost:523,662 common shares	(2,485,141)	(2,485,141)

Total stockholders’ equity	21,350,755	19,977,984

	$60,238,128	$59,301,815

HearUSA
Consolidated Statements of Operations
Three Months Ended April 2, 2005 and March 27, 2004

	April 2,	March 27,
	2005	2004
	(unaudited)	(unaudited)
Net revenues	$20,068,401	$16,934,600

Operating costs and expenses
Cost of products sold	5,732,039	4,990,482
Center operating expenses	9,906,665	9,142,814
General and administrative expenses	2,963,956	2,455,249
Depreciation and amortization	546,245	614,790

Total operating costs and expenses	19,148,905	17,203,335

Income (loss) from operations	919,496	(268,735)

Non-operating income (expense):

Interest income	12,683	3,857

Interest expense (including approximately $568,000 and $532,000 of non-cash debt discount amortization)	(1,183,617)	(1,173,272)

Net loss	(251,438)	(1,438,150)

Dividends on preferred stock	(193,630)	(177,719)

Net loss applicable to common stockholders	$(445,068)	$(1,615,869)

Net loss applicable to common stockholders per common share — basic	$(0.01)	$(0.05)

Net loss applicable to common stockholders per common share — diluted	$(0.01)	$(0.05)

Weighted average number of shares of common stock outstanding — basic	30,516,331	30,423,636

Weighted average number of shares of common stock outstanding — diluted	30,516,331	30,423,636

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